Exhibit 99.1

ACME UNITED CORPORATION               NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   March 3, 2011

ACME UNITED CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

FAIRFIELD, CONN. – March 3, 2011 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the quarter ended December 31, 2010, were $13.4 million compared to $13.4 million in the same period in 2009.  Net sales for the year ended December 31, 2010 were $63.1 million, compared to $59.1 million in the same period in 2009, an increase of 7%.

Net income for the fourth quarter ended December 31, 2010 was $180,000, or $.06 per diluted share, compared to $731,000, or $.22 per diluted share, for the comparable period last year. In the fourth quarter of 2009, the Company donated land to the City of Bridgeport, CT and medical products to Americares for Haitian relief, and as a result recorded tax benefits of $464,000.  Without the tax benefits, net income would have been $267,000.

Operating profit for the year ended December 31, 2010 was $2,980,000 compared to $3,027,000 in the comparable period last year.  Profit from the higher sales was offset by higher airfreight expense and higher personnel related costs.  The higher airfreight expense was due to labor shortages and production constraints in the Asian factories during the back to school season.

Net income for the year ended December 31, 2010 was $2,573,000, or $.81 per diluted share, compared to $2,842,000, or $.85 per diluted share, in the comparable period last year.

Net sales for the year ended December 31, 2010, in the U.S. segment increased 5% compared to 2009 mainly due to market share gains with our new non-stick products and the iPoint pencil sharpeners. Net sales in Canada for the year ended December 31, 2010 increased 10% in U.S. dollars compared to 2009, and stayed constant in local currency.  European net sales for the year ended December 31, 2010 increased 14% in U.S. dollars and 22% in local currency compared to 2009. Sales in Europe increased due to growth in the mass and office markets.

Gross margins were 38% for the fourth quarter ended December 31, 2010 and 2009, respectively. Gross margins were 37% for the twelve months ended December 31, 2010 and 2009, respectively.

The full year effective tax rate in 2010 was 12%, compared to 18% in 2009. The lower effective tax rates in both years compared to historical rates was primarily the result of tax credits associated with donating the Bridgeport property.

Walter C. Johnsen, Chairman and CEO said, “The results for 2010 were solidly profitable in a difficult environment for office products. We continued to invest in product development and new coatings, and were awarded a new utility patent extending the range our high performance titanium nitride coatings.”

Mr. Johnsen added that the Company launched its award-wining line of pruners, shears, and garden products at year end, and that he has been encouraged by the customer response.  The introduction of these products marks Acme United’s entry into the large, global gardening market where innovation is highly regarded.

The Company’s bank debt less cash and equivalents on December 31, 2010 was $6.9 million compared to $2.7 million on December 31, 2009.  During fiscal year 2010, the Company repurchased 150,000 shares representing 5% of its common stock for approximately $1.5 million and paid $700,000 in dividends on its common stock.  The company increased inventory by $4.9 million in preparation for seasonal sales in 201l.

ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments and safety products for school, home, office, industrial and hardware use. Its leading brands include Westcott®, Clauss®, Camillus® and PhysiciansCare ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2010
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2010	December 31, 2009

Net sales	$13,360	$13,422
Cost of goods sold	8,315	8,248
Gross profit	5,044	5,174
Selling, general, and administrative expenses	4,968	4,881
Income from operations	77	293
Interest expense	(84)	(32)
Interest income	48	33
Net interest expense	(36)	2
Other income (expense)	108	(29)
Total other income (expense) net	72	(27)
Pre-tax income	148	266
Income tax benefit	(32)	(464)
Net income	$180	$731

Shares outstanding - Basic	3,065	3,208
Shares outstanding - Diluted	3,121	3,305

Earnings per share basic	$0.06	$0.23
Earnings per share diluted	0.06	0.22

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2010 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2010	December 31, 2009

Net sales	$63,149	$59,149
Cost of goods sold	39,784	37,075
Gross profit	23,365	22,073
Selling, general, and administrative expenses	20,385	19,047
Income from operations	2,980	3,027
Interest expense	(301)	(155)
Interest income	160	129
Net interest expense	(142)	(26)
Other income	72	452
Total other (expense) income net	(69)	426
Pre-tax income	2,911	3,453
Income tax expense	338	611
Net income	$2,573	$2,842

Shares outstanding - Basic	3,129	3,289
Shares outstanding - Diluted	3,194	3,353

Earnings per share basic	$0.82	$0.86
Earnings per share diluted	0.81	0.85

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2010
(Unaudited)

Amounts in $000's	December 31, 2010	December 31, 2009

Assets:
Current assets:
Cash	$6,601	$6,519
Accounts receivable, net	12,331	10,703
Inventories	22,293	17,400
Prepaid and other current assets	1,402	1,133
Total current assets	42,627	35,755

Property and equipment, net	2,216	2,088
Long term receivable	1,839	1,892
Other assets	2,899	2,574
Total assets	$49,581	$42,309

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$5,679	$3,546
Other current liabilities	3,539	3,257
Total current liabilities	9,218	6,803
Non-current liabilities
Long term debt	13,522	9,154
Other non current liabilities	1,489	1,811
Total liabilities	24,229	17,768
Total stockholders' equity	25,352	24,541
Total liabilities and stockholders' equity	$49,581	$42,309